UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934




                              The Judge Group, Inc.
                               ------------------
                                (Name of Issuer)

                                  Common Shares
                               ------------------
                         (Title of Class of Securities)

                                    481271104
                               ------------------
                                 (Cusip Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 481271104                   13G                    Page 1 of 4 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON



       Michael A. Dunn

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


       United States

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            1,868,113
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             1,868,113
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,868,113
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       14.0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)


Item 1.

         (a)      Name of Issuer.

                           The Judge Group, Inc.

         (b)      Address of Issuer's Principal Executive Offices.

                           Two Bala Plaza, Suite 405
                           Bala Cynwyd, Pennsylvania 19004


Item 2.

         (a)      Name of Person Filing.

                           Michael A. Dunn

         (b) Address of Principal Business Office or, if none, Residence.

                           Two Bala Plaza, Suite 800
                           Bala Cynwyd, Pennsylvania 19004

         (c)      Citizenship.

                           United States

         (d)      Title of Class of Securities.

                           Common Shares

         (e)      CUSIP Number.

                           481271104


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable.
                                      -2-

Item 4. Ownership.

         (a)      Amount Beneficially Owned.

                  1,868,113 Common Shares

         (b)      Percent of Class.

                  14.0%

         (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote:  1,868,113

                   (ii) shared power to vote or to direct the vote:  0

                  (iii) sole power to dispose or to direct the disposition of:
                                                                       1,868,113

                   (iv) shared power to dispose or to direct the disposition of:
                                                                               0

Item 5. Ownership of Five Percent or Less of a Class.

                   Not applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                           Of the shares being reported as beneficially owned by the Reporting Person, 261,010 shares are held by a trust under which the Reporting Person has sole dispositive power over the shares.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not applicable.

Item 8. Identification and Classification of Members of a Group.

                           Not applicable.


Item 9. Notice of Dissolution of Group.

                           Not applicable.


Item 10. Certification.

                           Not applicable.


                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        February 13, 1998
                                                        Date


                                                        /s/ Michael A. Dunn
                                                        ------------------------
                                                        Signature


                                                        Michael A. Dunn
                                                        Executive Vice President
                                                        ------------------------
                                                        Name/Title